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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Molycorp Sillamäe and Molycorp Tolleson (businesses acquired by Molycorp, Inc. during 2011), which appears in Molycorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
June 7, 2012

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM